Exhibit 99.2

On January 11, 2006, DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. K.G., Millennium Partners II, L.P., MBP III Plan Investors, L.P. (collectively, the 'DLJ Entities") and Credit Suisse First Boston LLC (now known as Credit Suisse Securities (USA) LLC), entered into a Voting Trust Agreement with Wells Fargo Bank, N.A. (the "Trustee") (the "Voting Trust Agreement"), pursuant to which, among other things, the DLJ Entities deposited 7,309,291 shares of Common Stock (representing 9.9% of the outstanding shares of Common Stock as of December 31, 2006) (the "Trustee Shares") into a trust (the "Trust") created by the Voting Trust Agreement and gave the Trustee the exclusive right to vote the Trustee Shares. The Trustee had been the record holder of the Trustee Shares and the DLJ Entities had been the holders of trust certificates representing the Trust Shares. While the Trustee had the exclusive right to vote the Trustee Shares, the DLJ Entities maintained dispositive power over the Trustee Shares. The Trust was terminated on February 2, 2011, whereupon all trust certificates were canceled and record holdership of the remaining 2,927,655 Trustee Shares reverted to the DLJ Entities.